Exhibit 99.7

WM Technology, Inc.

2021 Equity Incentive Plan

PRSU Award Grant Notice

WM Technology, Inc. (the “Company”) has awarded to you (the “Participant”) this award of performance-based restricted stock units (“PRSUs”) on the terms set forth below in consideration of your services (the “PRSU Award”). Your PRSU Award is subject to all of the terms and conditions as set forth herein and in the WM Technology, Inc. 2021 Equity Incentive Plan (the “Plan”) and the Award Agreement (the “Agreement”), which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Agreement shall have the meanings set forth in the Plan or the Agreement.

Participant:	Douglas Francis
Date of Grant:	November 7, 2024
Performance Period:	November 7, 2024 through December 31, 2027
Target Number of PRSUs:	4,342,391
Maximum Number of PRSUs:	4,342,391

Vesting Schedule:	The number of PRSUs subject to the PRSU Award that may vest will be determined in accordance with Vesting Criteria set forth in Attachment Ito this PRSU Award Grant Notice (the “Vesting Criteria”). The Target Number of PRSUs represents the number of PRSUs that would vest if you satisfy the service vesting conditions set forth in the Vesting Criteria and the Company achieves 100% of the Company’s target performance goals specified in the Vesting Criteria. In no event will more than the Maximum Number of PRSUs vest. Except to the extent otherwise specified in the Vesting Criteria, in the event you cease to provide Continuous Service for any or no reason before you vest in the PRSUs, the PRSUs and your right to acquire any shares of Common Stock hereunder will immediately terminate.

Issuance Schedule:	In addition and notwithstanding the provisions of the Vesting Criteria or Section 5 of the Agreement, no shares of Common Stock issuable to you as a result of the vesting of one or more PRSUs will be issued to you until any filings that may be required pursuant to the Hart-Scott-Rodino (“HSR”) Act in connection with the issuance of such shares have been filed and any required waiting period under the HSR Act has expired or been terminated, and the issuance of such shares shall be accordingly delayed; provided, that such delay shall in no event be later than the 15th day of the third calendar month of the applicable year following the year in which the shares of Common Stock under the PRSU Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).

Participant Acknowledgements: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:

•	The PRSU Award is governed by this PRSU Award Grant Notice (the “Grant Notice”), and the provisions of the Plan and the Agreement, all of which are made a part of this document. Unless otherwise provided in the Plan, this Grant Notice and the Agreement (together, the “PRSU Award Agreement”) may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company.

•	You have read and are familiar with the provisions of the Plan, the PRSU Award Agreement and the document containing the Plan information specified in Section 10(a) of the Securities Act (the “Prospectus”). In the event of any conflict between the provisions in the PRSU Award Agreement, or the Prospectus and the terms of the Plan, the terms of the Plan shall control.

•	The PRSU Award Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of: (i) other equity awards previously granted to you, and (ii) any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and you in each case that specifies the terms that should govern the PRSU Award.

WM Technology, Inc.:		Participant:

By:	/s/ Brian Camire	By:	/s/ Douglas Francis
	Signature		Signature
Title: General Counsel		Date: Nov 12, 2024
Date: Nov 14, 2024

Attachments: Vesting Criteria, PRSU Award Agreement, 2021 Equity Incentive Plan

Attachment I

WM Technology, Inc.

2021 Equity Incentive Plan

Vesting Criteria

The number of PRSU that may vest will be determined in accordance with the following criteria. The Maximum Number of PRSUs shall equal 100% of the Target Number of PRSUs.

1.            Performance Period.

The performance period for the achievement of the performance requirements set forth in Section 2 shall be the period beginning on November 7, 2024 and ending on December 31, 2027 (the “Performance Period”).

2.            Performance Requirements.

(a)            At any applicable time during Performance Period that a Common Stock Target Achievement is met, but in no event past the 90-day period following the end of the Performance Period, the Compensation Committee shall approve the applicable number of PRSUs that shall be eligible to vest based on the applicable Common Stock Target Achievement during the Performance Period (the “Share Price Determination Date”).

(b)            As determined by the Compensation Committee on the Share Price Determination Date, the PRSUs shall as follows:

(i)            One half of the PRSUs will vest if the volume weighted average price of the Common Stock during any period of 30 trading days during the Performance Period equals or exceeds $3.25 (the “$3.25 Common Stock Target Achievement”); and

(ii)            One half of the PRSUs will vest if the volume weighted average price of the Common Stock during any period of 30 trading days during the Performance Period equals or exceeds $5.00 (the “$5.00 Common Stock Target Achievement,” and together with the $3.25 Common Stock Target Achievement, each a “Common Stock Target Achievement”)

(c)            Notwithstanding anything to the contrary herein, in no event shall the number of PRSUs that may vest exceed the Maximum Number of PRSUs specified in the Grant Notice.

(d)            Any PRSUs that are not determined eligible to vest on the Determination Date shall immediately terminate and be forfeited.

3.            Service Requirement.

You must remain in Continuous Service through the Common Stock Target Achievement date in order for the applicable portion of the PRSUs to vest.

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Attachment II

WM Technology, Inc.

2021 Equity Incentive Plan

Award Agreement (PRSU Award)

As reflected by your PRSU Award Grant Notice (“Grant Notice”), WM Technology, Inc. (the “Company”) has granted you a PRSU Award under the WM Technology, Inc. 2021 Equity Incentive Plan (the “Plan”) for the number of performance-based restricted stock units as indicated in your Grant Notice (the “PRSU Award”). The terms of your PRSU Award as specified in this Award Agreement for your PRSU Award (the “Agreement”) and the Grant Notice constitute your “PRSU Award Agreement”. Defined terms not explicitly defined in this Agreement but defined in the Grant Notice or the Plan shall have the same definitions as in the Grant Notice or Plan, as applicable.

The general terms applicable to your PRSU Award are as follows:

1.            Governing Plan Document. Your PRSU Award is subject to all the provisions of the Plan,

including but not limited to the provisions in:

(a)            Section 7 of the Plan regarding the impact of a Capitalization Adjustment, dissolution, liquidation, or Corporate Transaction on your PRSU Award;

(b)            Section 10(e) of the Plan regarding the Company’s retained rights to terminate your Continuous Service notwithstanding the grant of the PRSU Award; and

(c)            Section 9(c) of the Plan regarding the tax consequences of your PRSU Award.

Your PRSU Award is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the PRSU Award Agreement and the provisions of the Plan, the provisions of the Plan shall control.

2.            Grant of the PRSU Award. This PRSU Award represents your right to be issued on a future date the number of shares of the Company’s Common Stock that is equal to the number of restricted stock units indicated in the Grant Notice as modified to reflect any Capitalization Adjustment and subject to your satisfaction of the vesting conditions set forth in Attachment I to the Grant Notice (the “PRSUs”). Any additional PRSUs that become subject to the PRSU Award pursuant to Capitalization Adjustments as set forth in the Plan, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other PRSUs covered by your PRSU Award.

3.            Dividends. You shall receive no benefit or adjustment to this PRSU Award with respect to any cash dividend, stock dividend or other distribution that does not result from a Capitalization Adjustment; provided, however, that this sentence will not apply with respect to any shares of Common Stock that are delivered to you in connection with your PRSU Award after such shares have been delivered to you.

4.            Withholding Obligations. As further provided in Section 9 of the Plan, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations, if any, which arise in connection with your PRSU Award (the “Withholding Obligation”) in accordance with the withholding procedures established by the Company. Unless the Withholding Obligation is satisfied, the Company shall have no obligation to deliver to you any Common Stock in respect of the PRSU Award. In the event the Withholding Obligation of the Company arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Withholding Obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

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5.            Date of Issuance.

(a)            The issuance of shares in respect of the PRSUs is intended to comply with Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner. Subject to the satisfaction of the Withholding Obligation, if any, in the event one or more PRSUs vest, the Company shall issue to you one (1) share of Common Stock (subject to any adjustment under Section 3 above, and subject to any different provisions in the Grant Notice) for each PRSU that vests, with such issuance to occur no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares of Common Stock under the PRSU Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).

(b)            To the extent the PRSU Award is a Non-Exempt Award, the provisions of Section 12 of the Plan shall apply.

6.            Transferability. Except as otherwise provided in the Plan, your PRSU Award is not transferable, except by will or by the applicable laws of descent and distribution.

7.            Corporate Transaction. Your PRSU Award is subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.

8.            No Liability for Taxes. As a condition to accepting the PRSU Award, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the PRSU Award or other Company compensation and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of the PRSU Award and have either done so or knowingly and voluntarily declined to do so.

9.            Severability. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

10.            Other Documents. You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus. In addition, you acknowledge receipt of the Company’s Trading Policy.

11.            Questions. If you have questions regarding these or any other terms and conditions applicable to your PRSU Award, including a summary of the applicable federal income tax consequences please see the Prospectus.

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Attachment III

WM Technology, Inc.

2021 Equity Incentive Plan

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